UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          SERACARE LIFE SCIENCES, INC.
                               (Name of Issuer)


                           Common Stock, No Par Value
                        (Title of Class of Securities)

                                   81747Q100
                                (CUSIP Number)


                                  June 4, 2004
            (Date of Event which Requires Filing of this Statement)



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Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)
[x]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)

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CUSIP No. 81747Q100                                                         13G
----------------------                                     --------------------


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1     NAME OF REPORTING PERSON:

      Genomics Collaborative, Inc.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

      04-3385567
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      Not applicable
                                                               (a)  [ ]
                                                               (b)  [ ]
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3     SEC USE ONLY
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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware corporation
-------------------------------------------------------------------------------
                5     SOLE VOTING POWER
  NUMBER
                      1,043,078 shares
 OF SHARES     ----------------------------------------------------------------
                6     SHARED VOTING POWER
BENEFICIALLY
                      0
 OWNED BY      ----------------------------------------------------------------
                7     SOLE DISPOSITIVE POWER
   EACH
                      1,043,078 shares
 REPORTING     ----------------------------------------------------------------
                8     SHARED DISPOSITIVE POWER
PERSON WITH:
                      0
-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,043,078 shares
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                               Page 2 of 6 Pages

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CUSIP No. 81747Q100                                                         13G
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

          Not applicable

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      11.7%
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12    TYPE OF REPORTING PERSON*

      CO
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                               Page 3 of 6 Pages

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CUSIP No. 81747Q100                                                         13G
----------------------                                     --------------------

ITEM 1(a).  NAME OF ISSUER:

            SeraCare Life Sciences, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1935 Avenida del Oro, Suite F, Oceanside, California  92056

ITEM 2.(a)  NAME OF PERSON FILING:

            Genomics Collaborative, Inc.

ITEM 2.(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            99 Erie Street, Cambridge, MA 02139

ITEM 2.(c)  CITIZENSHIP:

            Delaware, United States of America

ITEM 2.(d)  TITLE OF CLASS OF SECURITIES:

            Common Stock, No Par Value

ITEM 2.(e)  CUSIP NUMBER:

            81747Q100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or Dealer registered under Section 15 of the Act
     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act
     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act
     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act
     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ]  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

                               Page 4 of 6 Pages

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CUSIP No. 81747Q100                                                         13G
----------------------                                     --------------------

ITEM 4.   OWNERSHIP:

     (a)  Amount Beneficially Owned

          1,043,078 shares

     (b)  Percent of Class

          11.7%

     (c)  Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote:
                 1,043,078

          (ii)   Shared power to vote or to direct the vote:
                 Not applicable

          (iii)  Sole power to dispose or to direct the disposition of:
                 1,043,078

          (iv)   Shared power to dispose or to direct the disposition of:
                 Not applicable

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.


ITEM 10.  CERTIFICATION

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 6 Pages

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CUSIP No. 81747Q100                                                         13G
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Date: June 11, 2004

                                         By:     /s/ Jason Ryan
                                         -------------------------------------
                                         Name: Jason Ryan
                                         Title: Secretary



                               Page 6 of 6 Pages